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                                                                 EXHIBIT 10.4


                          TRANSITION SERVICES AGREEMENT

      TRANSITION SERVICES AGREEMENT (this "Agreement"), dated as of June 12, 1997, by and between PLAINWELL PAPER COMPANY, a Michigan corporation (the "Company") and SIMPSON PAPER COMPANY, a Washington corporation ("Simpson").

      WHEREAS, Plainwell Holding Company, a Delaware corporation ("Holdings"), and Simpson have entered into a Stock Purchase Agreement dated as of March 12, 1997 (the "Stock Purchase Agreement");

      WHEREAS, pursuant to the terms of the Stock Purchase Agreement, Holdings is acquiring all of the stock of the Company; and

      WHEREAS, Simpson is prepared to provide certain transition services to the Company following consummation of the transactions contemplated in the Stock Purchase Agreement (the "Acquisition") upon the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.    SERVICES.

      A. Transition Services. Except as otherwise expressly provided below, Simpson shall provide to the Company certain administrative, transition and computer services, described in Exhibit A for the periods set forth in Exhibit A (the "Transition Services"). The Transition Services, together with the Additional Services described in paragraph 2(a) are herein collectively referred to as the "Services" and individually as a "Service". Simpson shall not be obligated to: (i) purchase, license, lease or otherwise obtain the right to use any equipment or resources (including, but not limited to hardware or software) in addition to those used prior to the Closing in connection with provision of the Services; (ii) maintain or retain any such equipment or resources solely for the benefit of the Company if it is no longer useful to or used by Simpson; (iii) convert or assemble data for the Company into a form or content required for use with such equipment or resources (it being the responsibility of the Company to provide the data, where applicable, in a ready to use form for example following Simpson's chart of accounts); or (iv) provide any services to the Company other than the Services and services that are a necessary incident thereto. Simpson may modify its current systems for its own business needs even if such modification would render any such system unusable by the Company. Notwithstanding the foregoing limitations on Simpson's obligations hereunder, Simpson intends to, and shall cooperate in good faith to, assist the Company in obtaining the Services.

      B.    Additional Services. The parties have attempted to identify and
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            specifically enumerate on Exhibit A hereto all transitional services required to be provided by Simpson to the Company in order to continue the uninterrupted operation of the business of the Company following the Closing. In the event that the Company needs additional services, the parties shall negotiate in good faith to determine if Simpson can provide the additional services upon mutually agreed terms and conditions (the "Additional Services"), and reflect such terms and conditions as so agreed.

II.   PROCESSING ERRORS. COMPANY OBLIGATIONS. ETC.

      A. Correction of Processing Errors. The Company is responsible from the date hereof for: (i) the accuracy and completeness of all data or information submitted by the Company to Simpson for processing or transmission in connection with the Services (the "Data"); and (ii) any errors in and with respect to data or information obtained from Simpson because of any inaccurate or incomplete Data.

      B. Company Obligations. The Company shall: (i) maintain in good operating condition all equipment, software and operational resources necessary to allow Simpson to provide the Services in a manner consistent with past practice of the Company prior to the date hereof; and (ii) comply with any reasonable instructions provided by Simpson that are necessary for Simpson to provide the Services in accordance with this Agreement.

      C. Company Reporting Obligations. On a periodic basis during the term of this Agreement (as set forth in Section 9, the "Term"), the Company shall provide Simpson with oral updates as to the current status of the Company's efforts to establish replacement or alternative programs and services for all Services provided by Simpson.

III.  DATA.

      A. Except as may be required in order to perform the Services, all Data shall be in the form maintained by the Company before the date hereof and shall remain the property of the Company. Unless furnished to Simpson by the Company, all media upon which Data is stored is and shall remain the property of the Company. The Company shall be entitled to copies of all media upon which Data is stored. Upon the Company's written request, Simpson shall erase or destroy all copies of all media upon which Data is stored and shall provide the Company written verification thereof.

IV.   FEES.

      A.    Fees.

            1. In consideration of the provision of the Services, the Company shall pay to


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            Simpson the fees specified in Exhibit A (the "Fees").

            2. Not later than the close of business on the fifth business day of each calendar month during the Term and not later than five business days after the last day of the Term, Simpson shall deliver an invoice to the Company setting forth the Fees (which shall be prorated in the case of Fees payable for any period in the Term that is less than a full calendar month) payable by the Company for the Services provided in the preceding month (or, in the case of the invoice delivered after the last day of the Term, in the period since the end of the preceding month) (the "Fee Invoice"). The Company shall pay the Fees set forth in the Fee Invoice in full by check or by wire transfer of immediately available funds to Account No. 67034710 in the name of Simpson, Seattle First National Bank, CASC, Seattle, Washington, 98104, ABA No. 125000024 or an account of Simpson's designation not later than the close of business on the fifth business day following the date of receipt of such Fee Invoice.

      B. Taxes. The Company shall pay any valued-added tax and any tariff, duty, export or import fee, sales tax, use tax, service tax or other tax or charge imposed or incurred relating to Simpson's performance of the Services hereunder. Any payments made pursuant to this paragraph 4(b) shall not reduce the amount of the Fees payable hereunder.

V.    CONFIDENTIALITY.

      A. All confidential or proprietary information and documentation relating to either party hereto provided by either party to the other pursuant to the terms and conditions of this Agreement (the "Confidential Information") shall be held in confidence by the other party (including its affiliates) during and after the Term to the same extent and in at least the same manner as such party protects its own confidential or proprietary information. Neither party shall disclose, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party's prior written approval. Each party shall, however, be permitted to disclose relevant aspects of the other party's Confidential Information to its officers, agents and employees and to the officers, agents and employees of its affiliates to the extent that such disclosure is reasonably necessary to the performance of its duties and obligations under this Agreement, provided that such party shall take all reasonable measures to ensure that Confidential Information of the other party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, agents and employees. The obligations in this Section 5 shall not: (a) restrict any disclosure by either party pursuant to order of any court or government agency (provided that the disclosing party shall endeavor to give prior written notice to the non-disclosing party as may be reasonable under the circumstances); and (b) apply with respect to information that: (i) is independently developed by the other party, (ii) becomes part of the public domain (other than through unauthorized disclosure in contravention


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            of the terms and conditions of this Agreement); (iii) is disclosed by the owner of such information to a third party free of any obligation of confidentiality under the terms and conditions of this Agreement; or (iv) either party gained knowledge or possession of free of any obligation of confidentiality under the teens and conditions of this Agreement.

VI.   WARRANTY: DISCLAIMER.

      Simpson shall perform the Services consistent with the manner (including, without limitation, quality and level of Services) in which such Services were provided by the Company for the business of the Company prior to the Closing. THE COMPANY ACKNOWLEDGES THAT THE SERVICES ARE PROVIDED WITHOUT ANY OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

VII.  LIABILITY.

      IN NO EVENT SHALL SIMPSON BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL AND CONSEQUENTIAL DAMAGES, FOR LOST PROFITS OR SAVINGS, OR FOR ANY THIRD PARTY CLAIMS RELATED TO ITS PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH INDIRECT, SPECIAL, INCIDENTAL- OR CONSEQUENTIAL DAMAGES ARE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SIMPSON.

VIII. FORCE MAJEURE.

      In case either party shall be hindered, delayed or prevented from performing its obligations under this Agreement, or if such performance is rendered impossible by reason of any force majeure event including but not limited to fire, explosion, earthquake, storm, flood, drought, embargo, war or other hostilities. strike, lockout or other labor disturbance, mechanical breakdown, governmental action, or any other cause whatsoever that is beyond a party's reasonable control, the party so hindered, delayed or prevented shall not be liable to the other for the resulting failure to carry out its obligations hereunder. Any such obligations, so far as may be necessary, shall be suspended during the period of such hindrance, delay or prevention, and the Term shall be extended by a period of time equal to the duration of all such events of force majeure so as to permit performance of this Agreement as contemplated.

IX.   TERM: TERMINATION.

      A. Term. The term of this Agreement shall commence upon the date hereof and shall continue until the end of all periods for which Services are to be provided as set forth on Exhibit A or such earlier date on which this Agreement is terminated pursuant to paragraph 9(b) or terminated in respect of all the Services pursuant to paragraph 9(c) (the "Term").


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      B.    For Default. In the event that either party materially or repeatedly fails to perform any of its material duties or obligations pursuant to this Agreement and such failure is not cured within 30 days after written notice to such party specifying the nature of such material or repeated failure, the other party may terminate this Agreement upon notice of such termination to the defaulting party.

      C. For Convenience. The Company may terminate this Agreement in respect of any or all of the Services at any time upon 14 days' written notice to Simpson.

      D. Effect of Termination. Upon the expiration of the Term, all Fees owed by the Company to Simpson for Services provided through the date of such expiration shall be paid within two business days of the date of such expiration.

X.    MISCELLANEOUS PROVISIONS.

      A. No Waivers. The failure on the part of either party to exercise or delay in exercising any right or remedy hereunder shall not operate as a waiver of such right or remedy. Any single or partial exercise by a party of any right or remedy hereunder shall not preclude the exercise of any other right or remedy or further exercise of such right or remedy.

      B. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of each party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

      C. Headings. The headings used in this Agreement are intended for reference only. They are not intended as and shall not be construed to be a substantive part of this Agreement or in any way affect the validity, construction or effect of any of the provisions of this Agreement.

      D. Exhibit. The Exhibit attached hereto is incorporated herein by reference as an integral part of this Agreement. In the event of any inconsistency between the terms contained in the Exhibit and the terms contained herein, the terms in the Exhibit shall govern.

      E. Notices. All notices, designations, approvals, consents, requests, acceptances, rejections or other communications required or permitted by this Agreement shall be in writing and shall be sent by either telecopy (effective upon the sender's receipt of transmission confirmation) overnight courier or similar service (effective on the day


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            after mailed) or by U.S. mail (effective on the third day after mailed) to the addresses specified below:

                  If to Simpson:
                  Simpson Paper Company
                  Third Avenue, Suite 4900
                  Seattle, WA 98101-3045
                  Attention: Joseph R. Breed, Esq.
                  Facsimile: (206) 224-5059

                  If to the Company:

                  Plainwell Paper Company
                  Allegan Street
                  Plainwell, MI 49080
                  Attention: Chief Executive Officer
                  Facsimile: (616) 685-2597

                  With a copy (which shall not constitute notice) to:

                  Citicorp Venture Capital, Ltd.
                  Park Avenue
                  14th Floor
                   New York, New York 10043
                  Attention: John Weber
                  Facsimile: (212) 888-2940

                  Kirkland & Ellis
                  East 53rd Street
                  New York, New York 10022-4675
                  Attention: Kirk A. Radke, Esq.
                  Facsimile: (212) 446-4900

                  Godfrey & Kahn, S.C.
                  North Water Street
                  Milwaukee, WI 53202-3590
                  Attention: Thomas A. Myers, Esq.
                  Facsimile: (414) 273-5198

Any party may at any time, by notice to the other party transmitted or sent in the manner described above, change the address or telecopy number to which communications to it are to be sent.

      F. Relationship. The performance by Simpson of its duties and obligations under this Agreement shall be that of an independent contractor and nothing herein contained


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            shall create or imply an agency relationship between the parties, nor shall this Agreement be deemed to constitute a joint venture, franchise or partnership between the parties hereto.

      G. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington applicable to a contract executed and performed therein, without giving effect to the conflicts of laws principles thereof.

      H. Covenant of Further Assurances. The parties covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of the parties hereto will execute and deliver, or cause their respective appropriate affiliates to execute and deliver, any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate this Agreement.

      I. Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

      J. Entire Understanding. This Agreement represents the entire understanding of the parties with respect to its subject matter and supersedes all prior or contemporaneous writings, correspondence and memoranda with respect hereto. No representations, warranties, agreements or covenants, express or implied, of any kind or character whatsoever with respect to such subject matter have been made by either party to the other, except as herein expressly set forth.

      K. Successors. Subject to the restrictions on assignment set forth in paragraph I l(i) above, this Agreement shall be binding upon and inure to the benefit of and be enforceable against the parties hereto and their respective successors and permitted assigns.

      L. Amendments. This Agreement can be modified or amended only by a written amendment executed by both parties.

      M. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

      N. Third Party Beneficiaries. Each party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person or entity other than the Company and Simpson.

      O. Time is of the Essence: Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon any day which is not


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            a business day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding business day.

                                    * * * * *

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers to be effective as of the day and year first above written.

                                       PLAINWELL PAPER COMPANY


                                       By:
                                          ---------------------------------
                                       Title:

                                       SIMPSON PAPER COMPANY


                                       By:
                                          ---------------------------------
                                       Title:


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                                                                       EXHIBIT A

                               TRANSITION SERVICES

A.    Services

      1. If requested by the Company, the following accounting services shall be provided by Simpson on behalf of the Company for the period or periods requested by the Company, in any event ending not later than 2 years after the date hereof in the format and timetable that was used by the Company prior to the date hereof:

            General Ledger - masterfile maintenance
            General Accounting - masterfile maintenance
            Monthly Closing
            Financial Statements

      2. If requested by the Company, Simpson will make available its host computers for purposes of preparing general ledgers from time to time for he Business and for accounts payable and accounts receivable purposes for a period ending not later than 2 years after the date hereof.

      3. If requested by the Company, Simpson will make available its host computers for purposes of Sales Order Entry (provided the Company pays the cost of partitioning the mainframe to permit segregation of the data), Sales Analysis, Costing, Purchasing, Receiving, and Inventory Reporting including existing End-of-Day and Start-of-Day processes and utilizing the interface processes in place for continued updates to the General Ledger and Accounts Receivable Systems, as well as any other computer systems in use for the Facilities, for a period ending not later than 2 years after the date hereof.

      4. If requested by the Company, Simpson will make available its host computers for use in providing data for sales and use tax computations for a period ending not later than 2 years after the date hereof.

      5. On reasonable notice and during normal business hours, Simpson will make available its Project Cost System for use by the Company in preparing its projections for the calendar year 1998.

B.    Monthly Fees for Transition Services

      As fees for the Transition Services (which, for any particular period, shall comprise fees for all or any part of the Transition Services provided during such period), the Company shall pay Simpson an aggregate amount per calendar month (pro rated in the case of any partial calendar month) equal to
(i) all reasonable direct costs incurred by Simpson (which shall include Simpson's actual expenses incurred in providing the services of an employee of Simpson) in providing the Services ("Simpson's Cost") plus 25% on a per month basis during the period from the date hereof


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until the 90th day after the date hereof, (ii) Simpson's Cost plus 50% on a per month basis during the period from the 90th day after the date hereof until the 80th day after the date hereof, (iii) Simpson's Cost plus 65% on a per month basis during the period from the 1 80th date hereof until the 365th day after the date hereof, and (iv) Simpson's Cost plus 75% on a per month basis thereafter.

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